FOR IMMEDIATE RELEASE:

MediaNet Group Technologies Appoints Michael Hansen as CEO of BSP Rewards

BOCA RATON, FLORIDA – June 14, 2010 – MediaNet Group Technologies, Inc. (OTCBB: MEDG) today announced that Michael Hansen, President and Chief Executive Officer of MediaNet Group Technologies, Inc. has been named Chief Executive Officer of the Company’s wholly-owned subsidiary, BSP Rewards, Inc.

Kent Lee Holmstoel, Chief Operating Officer of MediaNet Group Technologies, Inc. (“MediaNet”) stated, “When we first learned of BSP Rewards, we immediately saw the value that it would bring to our customers and the ability of its online mall to seamlessly fit with our reverse auction platforms.  Since that time, the integration of BSP Rewards with the DubLi technology has proven to be successful and we are excited about the continued enhancements to BSP Rewards online services.  Michael will be instrumental in bringing BSP Rewards to the next level of the customer experience and he continues to shape its service offerings in order to enhance the shopping experience and increase our customers’ usage of our shopping malls in our primary markets in the world.”

Mr. Holmstoel continued, “Michael has demonstrated his ability as a visionary and a strong leader to DubLi and, more recently, to MediaNet and we look forward to having his leadership as the new CEO of BSP Rewards.”

About MediaNet Group Technologies, Inc.:

MediaNet Group Technologies, Inc. is a publicly held company and trades on the over the counter bulletin board (“OTCBB”) under the symbol MEDG.  Additional information about the Company is available in its filing with the Securities and Exchange Commission at www.sec.gov.

MediaNet Group Technologies, Inc. is a global marketing company that sells high end branded merchandise to consumers through Internet-based auctions conducted under the trade name “DubLi.com.”  Our online auctions are conducted in Europe, North America, Australia and New Zealand and we have a large network of independent business associates who market our auctions.  These auctions are designed to offer consumers real savings on these high end goods.  The Company’s BSP Rewards subsidiary, also offers private branded loyalty and reward web malls where members receive rebates (rewards) on products and services from participating merchants.

Except for historical matters contained herein, statements made in this press release are forward-looking.  Without limiting the generality of the foregoing, words such as “may”, “will”, “to”, “plan”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements.

Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, the risk of (i) an inability to establish and/or maintain a large, growing base of business associates; (ii) an inability to develop and/or maintain brand awareness for our online auctions; (iii) a failure to maintain the competitive bidding environment for our online auctions; (iv) a failure to adapt to technological change; and (v) a failure to improve our internal controls.  The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

###

Contacts:

MediaNet Group Technologies Contact:	Cameron Associates:
Stefanie Kitzes	John McNamara
stefanie@medianetgroup.com	john@cameronassoc.com
561-417-1500	212-554-5485